EXHIBIT 3.1

ARTICLES OF AMENDMENT

OF

SPECTRE GAMING, INC.

     The Undersigned, Chief Financial Officer of Spectre Gaming, Inc., a Minnesota corporation (the “Corporation”), hereby certifies that the following Articles of Amendment have been duly adopted by the Corporation’s board of directors and shareholders pursuant to the provisions of the Minnesota Business Corporation Act (the “Act”).

     1. The name of the Corporation is: Spectre Gaming, Inc.

     2. Article III of the Corporation’s Articles of Incorporation is hereby amended to read in its entirety as follows:

     3.1 Authorized Shares.

     A. The Corporation is authorized to issue one hundred million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share.

     B. In addition to any and all powers conferred upon the Corporation’s board of directors by the laws of the State of Minnesota, the board of directors shall have the authority to establish by resolution more than one class or series of common stock, common or preferred, and to fix the relative rights, restrictions and preferences of any such different classes or series, and to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversions of the Corporation’s outstanding shares. Unless otherwise expressly specified by the board of directors, all shares issued by the Corporation shall be shares of common stock.

     C. The board of directors shall also have the authority to issue rights to convert any of the Corporation’s securities into shares of stock of any permitted class or classes, the authority to issue options to purchase or subscribe for shares of stock of any permitted class or classes, and the authority to issue share-purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights may be transferable or nontransferable and separable or inseparable from the Corporation’s other securities. The board of directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

     3. These articles of amendment have been adopted pursuant to the Act, as defined above.

     In Witness Whereof, the undersigned has hereunto set his hand this 7th day of September, 2004.

/s/ Brian Niebur

Brian Niebur, Chief Financial Officer